Exhibit 99.1

Media Contacts:

News Corporation

Andrew Butcher 212.852.7070

Nielsen Media Research

Gary Holmes 646.654.8975

Nielsen Media Research and News Corporation Reach Landmark Agreement on Eight-Year Measurement Contract

Agreement Consolidates More than 150 Nielsen Contracts

Agreement Includes Ratings Services for News Corporation's U.S. Television Operations, Including the FOX Broadcasting Company, FOX News Channel and DIRECTV

NEW YORK, OCTOBER 25, 2006--Nielsen Media Research and News Corporation today announced an eight-year agreement under which Nielsen will provide audience measurement services for 49 News Corp. television entities. The pact consolidates more than 150 individual agreements between the companies. Financial terms were not disclosed.

"This agreement, which was more than a year in the making, affords us much greater efficiencies and simplicity in our relationship with Nielsen," said Gary Ginsberg, News Corporation's Executive Vice President of Corporate Affairs. "We're very pleased to put our differences with Nielsen behind us and to usher in a new era of constructive and even deeper relations between our two companies."

Mr. Ginsberg added: "Nielsen's willingness to take concrete and ongoing steps to ensure that its measurement systems accurately count all viewers was critical to achieving this deal."

"In an era of digital television and multiple delivery platforms, we believe it makes sense for our clients to take an integrated approach for audience measurement," said Dave Thomas, Senior Vice President for Strategy of Business at Nielsen Media Research. "News Corp. has long been a valued Nielsen client and we have worked tirelessly for months to craft a landmark agreement ensuring that Nielsen will continue to provide News Corp. with the highest quality measurement services for their many television platforms."

News Corporation entities and affiliates covered under the agreement include the FOX Broadcasting Company, FOX News Channel, FX, SPEED, National Geographic Channel, Fox Soccer Channel, Fox Sports Net, Fox Sports en Espanol, DIRECTV, Twentieth Television and Twentieth Century Fox Film Corporation.

Nielsen Media Research also will provide News Corp. with local television audience estimates for 35 Fox-owned local television stations, including Local People Meter (LPM) service for Fox television stations in markets measured by LPMs.

As part of the agreement, Nielsen is investing approximately $50 million in programs designed to enhance the response rates of participants in its samples, with special emphasis on younger demographics and communities of color.

Nielsen will continue its successful community outreach programs that include a variety of initiatives that promote broader awareness of the company and its role in the television industry.

About News Corporation

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2006 of approximately $57 billion and total annual revenues of approximately $25 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.

About Nielsen Media Research

Nielsen Media Research is the world's leading provider of television audience measurement and related services. In the United States, Nielsen's National People Meter Service provides audience estimates for all national program sources, including broadcast networks, Spanish language networks and national syndicators. Local ratings estimates are produced for television stations, regional cable networks, MSOs, cable interconnects and Spanish language stations in each of the 210 television markets in the U.S., including electronic metered service in 56 markets.

Nielsen Media Research, is part of VNU Media Measurement & Information, a global information and media company with leading market positions and recognized brands in marketing information (AC Nielsen) media information (Nielsen Media Research), business publications (Billboard, The Hollywood Reporter, Computing, Intermediair) and trade shows. The privately held company is active in more than 100 countries, with headquarters in Haarlem, the Netherlands and New York, USA. VNU employees nearly 41,000 people. For more information, visit www.vnu.com.